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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87806 and 333-13269) of Converse Inc. of our report dated February 19, 1997, except as to Note 16, which is as of March 14, 1997, appearing in Converse Inc.'s December 28, 1996 Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 28, 1996 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this Financial Statement Schedule.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP


Boston, Massachusetts

March 21, 1997